Exhibit 99.1

October 24, 2023

Learn SPAC Holdco, Inc.
1755 Wilshire Blvd.
Suite 2320
Los Angeles, California 90025

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Lock-Up Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”) entered into by and among Learn SPAC Holdco, Inc. (the “Company”), Learn CW Investment Corporation (“Parent”), LCW Merger Sub, Inc. (“LCW Merger Sub”), Innventure LLC (“Innventure”) and Innventure Merger Sub, Inc. (“Innventure Merger Sub”), pursuant to which, among other things, LCW Merger Sub will merge with and into Parent with Parent being the surviving company (the “LCW Merger”) and Innventure Merger Sub will merge with and into Innventure with Innventure being the surviving company (the “Innventure Merger”), and with the surviving companies resulting from the LCW Merger and the Innventure Merger being wholly-owned direct subsidiaries of the Company (collectively, the “Transactions”).

In order to induce Parent to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Stockholder”) hereby agrees as follows:

1.
Subject to the exceptions set forth herein, the Stockholder agrees not to, without the prior written consent of CWAM LC Sponsor LLC (“Sponsor”), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, (A) any shares of common stock of the Company (“Company Stock”), or (B) any securities convertible into, exercisable for, exchangeable for or that represent the right to receive any shares of Company Stock (securities set forth under clause (A) and (B), collectively, the “Restricted Securities”), whether now owned or hereinafter acquired, that is owned directly by such Stockholder (including securities held as custodian) or with respect to which such Stockholder has beneficial ownership within the rules and regulations of the Commission, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for a period of one year commencing from the Closing Date (as defined in the Business Combination Agreement) (the “Lock-Up Period”).

2.	Notwithstanding the restrictions set forth in Section 1 above with respect to the Restricted Securities held by any Stockholder, such Stockholder is permitted to Transfer such Restricted Securities:
(a)	in the case of an individual:
(i)
by gift to any person related to the Stockholder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member,

(ii)	by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or
(iii)	pursuant to a qualified domestic relations order;
(b)
in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Stockholder; or

(c)
to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Company Stock held by such Stockholder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise; provided that any shares of Company Stock issued upon exercise of such option or other rights shall remain subject to the terms of Section 1;

each of the foregoing clauses (a) through (d) being a “Permitted Transferee”; provided, however, that in the case of clauses (a) and (b), these Permitted Transferees must enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Stockholder and not to the immediate family of the transferee), agreeing to be bound by the transfer restrictions set forth herein; and provided, further, with respect to clauses (b) and (c), that any such transfer shall not involve a disposition for value.

3.
The Lock-Up Period shall terminate upon the earlier of (a) the expiration of one year after the Closing Date, and (b) subsequent to the Closing Date, (i) if the closing price of the Company Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (ii) the date which the Company completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their Company Stock for cash securities or other property.

4.
In furtherance of the foregoing, the Company, Parent, Sponsor, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

5.
This Lock-Up Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Stockholder, the Company and Sponsor (and with respect to the Company, only with the consent of a majority of the Company’s Board of Directors, which shall include a majority of the Company’s independent Directors).

6.
This Lock-Up Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, each of the parties hereto agrees that each of Parent and Sponsor is an intended third party beneficiary of this Lock-Up Agreement. This Lock-Up Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and Sponsor and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

7.
This Lock-Up Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Lock-Up Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of Delaware, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Lock-Up Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Lock-Up Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

8.	This Lock-Up Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, or (ii) the termination of the Merger Agreement.

Capitalized terms used herein but not defined shall be defined as set forth in the Business Combination Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Lock-Up Agreement, as of the date first written above.

Very truly yours,

[Stockholder]

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

LEARN SPAC HOLDCO, INC.

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]